Exhibit 10.19

Thoughtful Media Group 5161 Lankershim Blvd., Suite 250 North Hollywood, CA 91601 +1-818-465-7500

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated as of 01 November 2022 is between AdActive Media CA, Inc. a company incorporated in USA (the “Company”) having its principal office at 5161 Lankershim Blvd., Suite 250, North Hollywood, CA. 91601 and Quynh Vo, SS# xxxxxxxxxx (the “Employee”).

W I T N E S S E T H:

A. The Company desires to hire as Vice President, Global Networks and the Employee desires to accept such employment.

B. The Company and Employee desire to set forth in this Agreement the terms, conditions and obligations of the parties, with respect to such employment, and this Agreement is intended by the parties to supersede all previous understandings, whether written or oral, concerning such employment.

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein, the parties agree as follows:

1. Employment. The Company hereby employs as Vice President, Global Networks, and Employee hereby accepts employment as Vice President, Global Networks subject to the terms and conditions hereof. In connection with the duties to be performed pursuant to this Agreement, Employee shall report directly to the Chief Executive Officer of TMG business unit.

2. Major terms and responsibilities include the following:

●	Title: Vice President, Global Networks. Employee shall have the customary duties, responsibilities, and authority of such position.

●	Responsibilities:

a.	Facilitating the growth of the Company’s MCN operations, and exploring new/alternative business opportunities for the Company.

3. Commencement and Duration. The Employee engagement under this agreement will commence on 01 October 2022. Notwithstanding the foregoing, the terms of this Agreement shall be effective until terminated by the Company or Employee or amended in writing by the Company and the Employee. The Parties envisage Employee to work for the Company as a full time VP, Global Network Manager based in USA.

4. Termination: Either Party agrees to provide a 30 calendar day written notice for terminating this Agreement. In such case the payment will be prorated to the hours expended for that month. Electronic email communication will suffice for the purposes of such a notice.

5. Compensation and Benefits.

(a) Cash Salary. During the Term of this Agreement, the Employee shall receive a cash salary of US $7500 (gross) per month less payroll deductions and withholdings.

(b) Society Pass Inc Shares. You will be entitled to Society Pass Inc Shares worth $30K per year to be pro-rated and distributed quarterly.

Thoughtful Media Group 5161 Lankershim Blvd., Suite 250 North Hollywood, CA 91601 +1-818-465-7500

(c) TMG Shares. Upon completion of this Agreement, the Parties shall complete a list of mutually agreeable Key Performance Indicators (KPIs). The list of KPIs shall serve as an addendum to this Agreement and shall govern the Executive’s ability to earn shares in Thoughtful Media Group Incorporated.

(d) Annual Cash Bonus: At the discretion of the Company, the Executive shall earn a cash bonus upon completion of certain KPIs as outlined in the list of KPIs.

(e) Leave Entitlement. The Company will give a 14 days paid leave a year.

6. Extent of Service. This is a full time position and the Employee shall devote substantially all of his working hours working for the Company.

7. Covenants Regarding Confidential Information and Other Matters. All payments and benefits to Employee under the Agreement shall be subject to Employee’s compliance with the provisions of this Section 8. For purposes of this Section 8, the term “Company” shall mean, the Company and any direct or indirect wholly or majority-owned subsidiary of the Company.

(a)	Confidential Information. Employee acknowledges that in Employee’s employment, Employee is or will be making use of, acquiring or adding to the confidential information of the Company which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; potential business acquisitions; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, management and operations, including all information contained in any customer relationship management database. Therefore, in order to protect the confidential information of the Company and to protect other employees who depend on the Company for regular employment, Employee agrees that Employee will not in any way utilize any of said confidential information except in connection with Employee’s employment by the Company, and except in connection with the business of the Company. Employee will not copy, reproduce, or take with Employee the original or any copies of said confidential information and will not directly or indirectly divulge any of said confidential information to anyone without the prior written consent of the Company.

(b)	Confidential Information. The Employee acknowledges that any work product (software development, technical know-how, computer code, business plans, technical blueprints, copyrights, trademarks, patents, trade secrets, and any other proprietary rights thereto) shall be deemed the intellectual Property of the Company.

(c)	Non-Solicitation of Clients by Employee. Employee agrees that for so long as Employee is employed by the Company and continuing for one (1) year thereafter (such period is referred to as the “Restricted Period”) Employee shall not solicit or attempt to solicit the business of any customers or clients of the Company with respect to services that the Company performs for such customers or clients. Employee agrees that in the event of a dispute regarding this paragraph, Employee has the burden of proof in establishing that Employee had a pre-existing relationship or introduced the client or customer to the Company through his own independent efforts.

(d)	Non-Solicitation of Employees. Employee agrees that during the Restricted Period not to directly or indirectly, by sole action or in concert with others, induce or influence, or seek to induce or influence any person who is currently engaged by the Company at the time of the termination of Employee’s employment as an employee, agent, independent contractor, or otherwise to leave the employ of the Company or any successor or assign, or to hire any such person.

Thoughtful Media Group 5161 Lankershim Blvd., Suite 250 North Hollywood, CA 91601 +1-818-465-7500

(e)	Non-Disparagement. During Employee’s employment with the Company and at any time thereafter, Employee shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company, or any of their respective officers, directors, employees, customers or agents or any products or services offered by any of them, nor shall Employee engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of any of them.

(f)	Remedies for Breach of Covenants.

(i) In the event that a covenant included in this Section 8 shall be deemed by any court to be unreasonably broad in any respect, it shall be modified in order to make it reasonable and shall be enforced accordingly; provided, however, that in the event that any court shall refuse to enforce any of the covenants contained in this Section 8, then the unenforceable covenant shall be deemed eliminated from the provisions of this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining covenants to be enforced so that the validity, legality or enforceability of the remaining provisions of this Section 8 shall not be affected thereby.

(ii) Employee acknowledges that any breach of the covenants contained in this Section 8 will cause irreparable harm to the Company which will be difficult if not impossible to ascertain, and the Company shall be entitled to seek equitable relief, including injunctive relief, against any actual or threatened breach hereof, without bond and without liability should such relief be denied, modified or vacated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive of or preclude the Company from any other remedy the Company or may have hereunder or at law or equity.

8. Withholding of Taxes. The Company may withhold from any benefits payable under the Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

9. Employee’s Representations and Understandings.

(a)	Employee represents and warrants to the Company that (i) Employee is free to enter into this Agreement, (ii) this Agreement and Employee’s obligations hereunder do not violate the terms of any other agreement to which Employee is a party or by which Employee is bound and (iii) Employee is not subject to any confidentiality agreement, non-competition agreement, non-solicitation agreement or any other similar agreement that restricts Employee’s ability to perform the services for the Company for which Employee was hired.

(b)	Employee understands and agrees to comply with all of the written rules and procedures governing employment with the Company, and any direct or indirect wholly or majority-owned subsidiary of the Company, including but not limited to the Company’s Employee Handbook, written supervisory procedures, and any other employment, compliance, and/or supervisory documents the Company issues from time to time.

10. Severability. If any provision of this Agreement, as applied to any party or to any circumstance, shall be found by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement or the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement.

11. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained herein and supersedes all prior and collateral agreements, understandings, statements and negotiations of the parties. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, with reference to the subject matter hereof have been made other than as expressly set forth herein. This Agreement may not be modified or rescinded except by a written agreement signed by both parties.

Thoughtful Media Group 5161 Lankershim Blvd., Suite 250 North Hollywood, CA 91601 +1-818-465-7500

12. Consideration. Employee acknowledges that Employee’s continued employment during the term of this Agreement and the other compensation and benefits provided in this Agreement are sufficient compensation and consideration for purposes of entering into the restrictions and limitations provided herein, including, but not limited to, the restrictions and limitations set forth in Section 8.

13. Waiver. Failure by either party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or remedy hereunder at any time be deemed a waiver or relinquishment of such right or remedy.

14. Governing Law. Venue. This Agreement shall be governed by the laws of the Republic of Singapore (without giving effect to choice of law principles thereof). The Parties hereby consent to exclusive jurisdiction of Singapore courts in connection with any suit, action or proceeding arising out of or relating in any manner to this Agreement.

15. Notices. All notices under this Agreement shall be in writing and shall be (a) delivered in person, (b) sent by e-mail, or (c) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or overnight express carrier, addressed in each case as set forth on the signature page hereto (or such other address as may be designated by the party by giving notice in accordance with this Section. All notices sent pursuant to the terms of this Section shall be deemed received (i) if personally delivered, then on the date of delivery; (ii) if sent by e-mail before 2:00 p.m. local time of the recipient, on the day sent if a business day or if such day is not a business day or if sent after 2:00 p.m. local time of the recipient, then on the next business day; (iii) if sent by overnight, express carrier, on the next business day immediately following the day sent; or (iv) if sent by registered or certified mail, on the earlier of the third business day following the day sent or when actually received.

Addresses for Notices:

To Employee	To Company

Address: 22130 Mayall Street Chatsworth, CA. 91311	Address: Grace Global Raffles, #14-01/02 137 Market Street, Singapore 048943 E-mail: pamela@thesocietypass.com

Thoughtful Media Group 5161 Lankershim Blvd., Suite 250 North Hollywood, CA 91601 +1-818-465-7500

17. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

Employee		Company

	/s/ Quynh Vo		/s/ Dennis Nguyen
By:	Quynh Vo	By:	Dennis Nguyen
		Title:	Chairman

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